Exhibit 10.52

Date	To
May 18, 2007	Joe Smialowski
From
Paul George
Subject
Transition Period Agreement

The purpose of this memorandum is to confirm you verbally communicated to Dick Syron on May 7, 2007 your desire to voluntarily terminate your employment with Freddie Mac effective June 30, 2007. Your acceptance of this memorandum will confirm your decision to remain an employee of Freddie Mac through December 31, 2007 (the “Transition Period”) subject to the terms and conditions set forth herein.

In consideration for remaining with Freddie Mac during the Transition Period, Freddie Mac will provide you with the following.

1.	Continued base salary at your current rate through December 31, 2007.

2.	A cash payment of $1,150,000, less applicable deductions, payable on January 31, 2008. This amount is equal to your target bonus for the 2007 performance year.

3.	A supplemental cash payment of $200,000, less applicable deductions, payable on January 31, 2008.

During the Transition Period, you will remain in your role as Executive Vice President — Operations and Technology functioning in a role and with responsibilities as determined by the Chairman and Chief Executive Officer and as set forth below:

•	During the Transition Period, Freddie Mac may assign leadership for the Comprehensive Plan to the Executive Vice President and Chief Financial Officer, who will have authority to make all final decisions regarding the Comprehensive Plan, including, but not limited to timing, prioritization, project definition and monitoring, and resource allocation on an enterprise-wide basis, including those decisions affecting the Operations and Technology division.

•	Once a successor Executive Vice President — Operations and Technology has been named, you will carry out in good faith and cooperate fully with the transition of your responsibilities and the management of the Operations and Technology division.

•	Freddie Mac has the right to re-assign you to an on-call consulting role once your successor has been named and a transition, as designated by Freddie Mac, has been completed.

Freddie Mac reserves the right to terminate your employment at any time. In the event we terminate your employment prior to December 31, 2007 for reasons other than for Gross Misconduct (as such term is defined in Policy 3-254.1 — Officer Severance) or for violating any standard of conduct, attendance or behavior embodied in Exhibit A to Freddie Mac Policy 3-214, you will be entitled to receive the above

Memorandum — Transition Period Agreement
May 18, 2007

termination benefits exclusively and in lieu of any other benefits you may otherwise be entitled to receive under any other officer severance plan, but shall remain otherwise subject to all of the terms and provisions of your Restrictive Covenant and Confidentiality Agreement.

Implementing the terms outlined above will not constitute a severance eligible event under company programs nor will it constitute a “Special Circumstances” termination with respect to outstanding and unvested long-term incentive awards.

The terms and conditions outlined above are subject to review and approval by both the
Compensation and Human Resources Committee of the Board of Directors of Freddie Mac and the
Office of Federal Housing Enterprise Oversight.

Please return one signed copy of this letter to confirm you verbally communicated to Dick Syron on May 7, 2007 your intent to voluntarily terminate your employment with Freddie Mac effective June 30, 2007 and your acceptance of the terms and conditions of the Transition Period agreement.

Please return the signed copy to me.

Signed and Agreed To:	/s/ Joseph Smialowski

Date:  May 20, 2007

Signed and Agreed To:	/s/ Paul George

Date:  June 29, 2007